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                                                                       EXHIBIT 5


                         [GOULSTON & STORRS LETTERHEAD]

                                 April 19, 2000


LearningExpress.com Holdings LLC
29 Buena Vista Street
Ayer, Massachusetts  01432

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the offering of 2,607,750 Common Shares and 1,550,000 Series A Convertible Preferred Shares (collectively, the "Shares"), of LearningExpress.com Holdings LLC, a Delaware limited liability company (the "Company").

      We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares to be offered by the Company, when issued and sold by the Company in accordance with the terms of the Registration Statement, will be validly issued and fully paid and no owner of the Shares will be obligated personally for any debt, obligation or liability of the Company solely by reason of owning the Shares and thereby being a member of the Company.

      It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption "Legal Matters."


                                    Very truly yours,

                                    /s/ Goulston & Storrs, P.C.


TBB/KS